EXHIBIT 10.2

                    ASSET PURCHASE AGREEMENT

                            BETWEEN

                    SAMARITAN HEALTH SYSTEM

                              AND

                    AIR EVAC SERVICES, INC.

                 Dated as of December 31, 1997
                    ASSET PURCHASE AGREEMENT
                            BETWEEN
                    SAMARITAN HEALTH SYSTEM
                              AND
                    AIR EVAC SERVICES, INC.

                       TABLE OF CONTENTS


ARTICLE I  PURCHASE AND SALE OF ASSETS                         -1-
          1.1  Purchase and Sale of Assets.                    -1-
          1.2  Transfer and Conveyance                         -2-
          1.3  Assumption of Certain Obligations               -2-

ARTICLE II  PURCHASE PRICE                                     -3-
          2.1  Purchase Price                                  -3-
          2.2  Allocation of Purchase Price                    -3-

ARTICLE III SAMARITAN'S GENERAL REPRESENTATIONS AND
          WARRANTIES                                           -3-
          3.1  Due Organization and Qualification.             -3-
          3.2  Corporate Power and Authority                   -3-
          3.3  Investment Representations                      -4-
          3.4  True, Correct and Complete Information          -4-

ARTICLE  IV SAMARITAN'S REPRESENTATIONS AND WARRANTIES WITH
          RESPECT TO THE BUSINESS AND ASSETS                   -5-
          4.1  Availability of Documents                       -5-
          4.2  Title; Use of Assets                            -5-
          4.3  Inventory                                       -5-
          4.4  Physical Properties                             -5-
          4.5  Trademarks, Etc.                                -6-
          4.6  Permits                                         -6-
          4.7  Compliance with Laws                            -7-
          4.8  Material Contracts                              -7-
          4.9  Contract Defaults                               -8-
          4.10 Litigation                                      -8-
          4.11 Financial Statements and Results of Operations  -9-
          4.12 Employee Benefits                               -9-
          4.13 Employees; Employee Relations                  -10-
          4.14 Consents                                       -11-
          4.15 Insurance                                      -12-
          4.16 Taxes                                          -12-
          4.17 Business Relations                             -12-
          4.18 Environmental Laws and Regulations             -12-
          4.19 Absence of Certain Changes or Events           -13-
          4.20 Broker's and Finder's Fees                     -13-
          4.21 Restrictive Documents or Laws                  -13-
          4.22 EMTALA                                         -13-
          4.23 Medicare and Medicaid Programs; Licensure, etc -13-
          4.24 Fraud and Abuse and Stark Law                  -14-

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF THE COMPANY     -14-
          5.1  Organization and Authority                     -14-
          5.2  Consents                                       -15-
          5.3  Broker's and Finder's Fees                     -15-
          5.4  Litigation                                     -15-
          5.5  Employees                                      -15-
          5.6  Preferred Stock                                -15-
          5.7  Capitalization                                 -16-

ARTICLE VI  COVENANTS OF SAMARITAN WITH RESPECT TO THE
          BUSINESS                                            -16-
          6.1  Affirmative Covenants                          -16-
          6.2  Negative Covenants                             -16-
          6.3  Access to Properties and Records               -17-
          6.4  Employees of Samaritan                         -18-
          6.5  Approvals of Third Parties                     -18-
          6.6  Notices                                        -18-
          6.7  Access to Books and Records                    -18-
          6.8  No Solicitation of Offers                      -18-
          6.9  Release of Financing Statements                -18-
          6.10 Maintenance of Existence                       -18-

ARTICLE VII COVENANTS OF THE COMPANY                          -19-
          7.1  Access to Properties and Records               -19-
          7.2  Approvals of Third Parties                     -19-
          7.3  Removal of Samaritan Name                      -19-

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF THE COMPANY         -20-
          8.1  Representations and Warranties of Samaritan    -20-
          8.2  Covenants of Samaritan                         -20-
          8.3  Samaritan's Certificate                        -20-
          8.4  Noncompetition Agreements                      -20-
          8.5  Certain Payments to Employees                  -20-
          8.6  No Casualty Losses                             -21-
          8.7  Certificates of Authorities                    -21-
          8.8  Litigation                                     -21-
          8.9  Satisfactory to the Company's Counsel          -21-
          8.10 Opinion of Samaritan's Counsel                 -21-
          8.11 No Material Adverse Effect                     -21-
          8.12 Consents                                       -22-
          8.13 Financing                                      -22-
          8.14 Service Agreement                              -22-
          8.15 Further Assurances                             -22-

ARTICLE IX  CONDITIONS TO OBLIGATIONS OF SAMARITAN            -22-
          9.1  Representations and Warranties of the Company  -22-
          9.2  Covenants of the Company                       -22-
          9.3  Certificate of the Company                     -22-
          9.4  Certificates of Authorities                    -23-
          9.5  Satisfactory to Samaritan's Counsel            -23-
          9.6  Opinion of the Company's Counsel               -23-
          9.7  Option Agreement                               -23-
          9.8  Consents                                       -23-

ARTICLE X CLOSING                                             -23-
          10.1 Date and Place of Closing                      -23-
          10.2 Samaritan's Performance                        -23-
          10.3 The Company's Performance                      -24-
          10.4 Other Instruments                              -25-

ARTICLE XI INDEMNIFICATION AND POST-CLOSING MATTERS           -25-
          11.1 Indemnification by Samaritan                   -25-
          11.2 Indemnification by the Company                 -26-
          11.3 Notice of Loss                                 -26-
          11.4 Payment                                        -26-
          11.5 Right to Defend                                -27-
          11.6 Cooperation                                    -27-
          11.7 Limitation on Indemnification                  -28-
          11.8 Survival of Representations and Covenants      -28-
          11.9 Non-exclusivity of Indemnification Remedies    -28-
          11.10 Interest                                      -28-
          11.11 Right to Require Cure of Breach               -28-

ARTICLE XII TERMINATION                                       -29-
          12.1 Termination                                    -29-
          12.2 No Further Force or Effect                     -29-

ARTICLE XIII MISCELLANEOUS                                    -30-
          13.1 Expenses                                       -30-
          13.2 Entire Agreement                               -30-
          13.3 Publicity                                      -30-
          13.4 Successors and Assigns                         -30-
          13.5 Counterparts                                   -30-
          13.6 Headings                                       -30-
          13.7 Use of Certain Terms                           -30-
          13.8 Modification and Waiver                        -31-
          13.9 Notices                                        -31-
          13.10 Governing Law                                 -32-
          13.11 Reformation and Severability                  -32-
          13.12 Remedies Cumulative                           -32-

SCHEDULES:
     Schedule 1.1A  Assets and Assumed Contracts
     Schedule 1.1B  Excluded Assets
     Schedule 4.2   Good Title to Assets; Encumbrances
     Schedule 4.5   Trademarks, Etc.
     Schedule 4.6   Permits
     Schedule 4.8   Material Contracts
     Schedule 4.10  Litigation
     Schedule 4.11  Financial Statement and Results of Operations
     Schedule 4.12  Employee Benefits
     Schedule 4.13  Employees
     Schedule 4.14  Consents
     Schedule 4.17  Business Relations
     Schedule 4.18  Environmental Matters
     Schedule 4.19  Absence of Certain Changes or Events
     Schedule 4.21  Restrictive Documents or Laws
     Schedule 4.23  Medicare and Medicaid Programs
     Schedule 5.2   Buyer's Consents

EXHIBITS:
     Exhibit A      Bill of Sale and Assignment
     Exhibit B      Assumption Agreement
     Exhibit C      Articles of Incorporation of the Company
     Exhibit D      Allocation of Purchase Price
     Exhibit E      Noncompetition Agreement
     Exhibit F      Matters Covered by Opinion  of
                    Samaritan's Counsel - Lyle O. Reinsch
     Exhibit G      Service Agreement
     Exhibit H      Matters Covered by Opinion  of
                    Company's  Special Counsel  -  Locke  Purnell
                    Rain Harrell (A Professional Corporation)
     Exhibit I      Option Agreement

                    ASSET PURCHASE AGREEMENT

      THIS AGREEMENT (this "Agreement") is made and entered into as of the 31st day of December, 1997, by and between Samaritan Health System, an Arizona non-profit corporation ("Samaritan"), and Air Evac Services, Inc., a Louisiana corporation (the "Company").

       WHEREAS, Samaritan operates an air medical transport business under the name "Samaritan AirEvac" (the "Business"); and

      WHEREAS, Samaritan desires to sell to the Company, and the Company desires to buy from Samaritan, certain specified assets used in the Business, which are described below, on the terms and conditions specified hereinbelow.

      NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                           ARTICLE I
                  PURCHASE AND SALE OF ASSETS

      I.1 Purchase and Sale of Assets. At the Closing (as that term is defined in Section 10.1), Samaritan, will sell, convey, transfer, assign and deliver to the Company, and the Company shall purchase and accept from Samaritan, the following assets and properties, free and clear of any and all options, pledges, mortgages, security interests, liens, charges, adverse claims, rights, restrictions, burdens and encumbrances whatsoever ("Encumbrances"):

            (a) All of the personal property and other tangible assets and properties of Samaritan used exclusively in the operation of the Business, wherever located and whether or not described or referred to herein, including, without limitation, all aircraft, equipment, tools, vehicles, inventories (including supplies in store, maintenance items and spare parts (which hereinafter shall sometimes be collectively referred to as the "Inventory")), prepaid accounts and prepaid expenses, furniture, fixtures, fixed assets, books, reports and records listed on
Schedule 1.1A;

            (b) The third party payor agreements, contracts, leases, arrangements and commitments listed on Schedule 1.1A and no others;

            (c) All intangible properties and rights (other than third party payor agreements, contracts, leases, arrangements and commitments not listed on Schedule 1.1A and the names "Samaritan AirEvac" and "Samaritan" which shall be Excluded Assets (as defined below)), wherever located and whether or not described or referred to herein, including, without limitation, all know-how, trade secrets, technology, all trade names, trademark registrations and applications, common law trademarks, servicemarks, copyrights and copyright registrations and applications, and the goodwill related to trade names, trademarks and servicemarks;

             (d)    All   licenses,  permits,  certificates   and
authorizations relating to the Assets or Business; and

             (e) Any other property or right, tangible or intangible, of Samaritan used exclusively in the Business (other than third party payor agreements, contracts, leases, arrangements and commitments not listed on Schedule 1.1A) (the items in (a) through (e) hereof hereinafter collectively referred to as the "Assets");

provided, however, that Samaritan will not convey, transfer, assign or deliver to the Company, and the Company will not acquire from Samaritan, the items listed on Schedule 1.1B
(collectively, the "Excluded Assets").

      I.2 Transfer and Conveyance. Samaritan shall execute and deliver to the Company at or prior to the Closing a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit A and all such other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in the Company title to all of the Assets and all right, title and interest of Samaritan thereto.

      I.3 Assumption of Certain Obligations. Effective at the Closing and subject to the terms set forth herein, at the Closing the Company shall assume and be liable for Samaritan's obligations to render performance arising after the Closing Date under, or otherwise accruing after the Closing Date under, the third party payor agreements, contracts, leases, arrangements and commitments listed on Schedule 1.1A (but not any obligation for performance or obligation or liability of Samaritan for default or nonperformance under said third party payor agreements, contracts, leases, arrangements and commitments arising prior to the Closing)(collectively, the "Assumed Liabilities"). The Company will not assume and will not be liable for any debts, contracts, leases, liabilities, arrangements, commitments, obligations, restrictions or duties of Samaritan, other than as specified in the preceding sentence. The Company shall execute and deliver to Samaritan at the Closing an Assumption Agreement in substantially the form attached hereto as Exhibit B. From and after the Closing, Samaritan shall remain responsible for, and shall pay and discharge on a timely basis, all debts, contracts, leases, liabilities, arrangements, commitments, obligations, restrictions or duties of the Business not specifically assumed by the Company under the Assumption Agreement (the "Excluded Liabilities").

                           ARTICLE II
                         PURCHASE PRICE

      II.1 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be (i) $8,400,000 cash (the "Cash Consideration") and (ii) 1,000 shares of Series A Cumulative Accruing Pay-in-Kind Preferred Stock, par value $100.00 per share, of the Company (the "Preferred Stock"). The rights, preferences and limitations of the Preferred Stock are as described in the Articles of Incorporation of the Company, a copy of which is attached as Exhibit C to this Agreement.

      II.2 Allocation of Purchase Price. Samaritan and the Company agree to file all income tax returns and reports, including without limitation, IRS Form 8954, to reflect the allocation of the Purchase Price in a manner consistent with Exhibit D attached hereto and not to take any position inconsistent therewith before any governmental agency charged with the collection of taxes or in any judicial proceeding relating solely to tax reporting.

                          ARTICLE III
       SAMARITAN'S GENERAL REPRESENTATIONS AND WARRANTIES

     Samaritan represents and warrants to the Company as follows:

      III.1 Due Organization and Qualification. Samaritan is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, and has all requisite corporate power and authority to own, lease or operate its properties and to carry on its business as it is presently being operated and in the place where such properties are owned, leased or operated and such business is conducted. Samaritan is duly qualified and licensed as a foreign non-profit corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary unless the failure to be so qualified and licensed would not have a material adverse effect on it.

      III.2 Corporate Power and Authority. Samaritan has full power, authority and legal right to enter into this Agreement, and all other agreements by and among the parties, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Samaritan, and all other agreements by and among the parties, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action and no further action or approval is required in order to permit Samaritan to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of Samaritan enforceable in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought (the "Equitable Exceptions"). The making and performance of this Agreement, and all other agreements by and among the parties, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (a) conflict with the Articles of Incorporation or the Bylaws of Samaritan, (b) result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any of the Assets under, or create any rights of termination, cancellation or acceleration in any person under, any Material Contract (as defined below), or violate any order, writ, injunction or decree, to which Samaritan is a party, by which any of the Assets or business or operations of Samaritan may be bound or affected or under which any of the Assets or business or operations of Samaritan receive benefits, (c) result in the loss or adverse modification of any license, certificate, franchise, permit or other authorization granted to or otherwise held by Samaritan and related to their business operations or (d) result in the violation of any provisions of law applicable to Samaritan, the violation of which could have an adverse effect upon the Assets or business or operations of Samaritan.

     III.3 Investment Representations.

            (a) Samaritan is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

             (b)   Samaritan  understands  and  agrees  that  the
issuance of shares of Preferred Stock to Samaritan upon consummation of the transactions contemplated hereby will not be registered under the Securities Act and applicable state securities laws and that the issuance of shares of Preferred Stock is intended to be exempt from the registration requirements of the Securities Act and applicable state securities laws. The certificates representing such shares will be imprinted with a legend indicating that such shares have not been registered under the Securities Act or any state securities laws and may not be sold without registration as required by the Securities Act and applicable state securities laws or exemptions therefrom, and in the case of such an exemption, requiring delivery to the Company of a legal opinion of counsel that such exemption is applicable (such opinion and such counsel to be reasonably acceptable to the Company).

            (c) Samaritan is acquiring the shares of Preferred Stock that it will be receiving at the Closing for Samaritan's own account and not with a view to distribution thereof in violation of the Securities Act. Samaritan has been afforded the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the shares of Preferred Stock, the business of the Company and has had all such questions answered to its satisfaction and has been supplied all additional information deemed necessary by it to verify the accuracy of all information provided.

      III.4 True, Correct and Complete Information. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, books, records, statements and other writings furnished to the Company pursuant hereto or in connection with this Agreement or the transactions contemplated hereby are and will be complete and accurate in all material respects and have been maintained in accordance with all applicable laws and regulations. No representation or warranty by Samaritan contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by Samaritan to the Company in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to Samaritan that has specific application to Samaritan, the Business or the Assets (other than general economic or industry conditions) and that materially adversely affects or, as far as Samaritan can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Samaritan, the Business or the Assets that has not been set forth in this Agreement or any schedule hereto.


                           ARTICLE IV
   SAMARITAN'S REPRESENTATIONS AND WARRANTIES WITH RESPECT TO
                    THE BUSINESS AND ASSETS

      Samaritan represents and warrants to the Company with respect to the Business and the Assets (but not the Excluded
Assets) as follows:

       IV.1   Availability  of  Documents.   Samaritan  has  made
available for inspection by the Company at the offices of Samaritan true, correct and complete copies of its Articles of Incorporation and By-Laws and all third party payor agreements, contracts, books and records attributable to each aircraft composing part of the Assets, leases, arrangements, commitments and documents referred to herein or in any schedule referred to herein, in each case together with all amendments and supplements thereto.

      IV.2 Title; Use of Assets. Samaritan has, and upon conveyance of the Assets to the Company by Samaritan at the Closing, the Company will acquire and hold, good, marketable and valid title to all of the Assets, free and clear of any and all Encumbrances except as set forth on Schedule 4.2. The Assets constitute all of the property now used in and necessary for the conduct of the Business as presently conducted.

     IV.3 Inventory. The Inventory consists of current items of a quality and quantity that are usable in the ordinary course of the Business, are suitable for the purpose or purposes for which they will be used, and are in good condition. Inventory not usable in the Business has been written down in value in accordance with the normal business practice of Samaritan to estimated net realizable market values.

      IV.4 Physical Properties. Set forth on Schedule 4.2 is a description of (i) all aircraft owned or leased by Samaritan and included among the Assets (showing aircraft type, aircraft identification number and whether owned or leased), (ii) all vehicles owned or leased by Samaritan and included among the Assets (showing motor vehicle identification numbers and whether owned or leased), and (iii) all physical properties (other than the types of properties referred to in (i) and (ii) above), real, personal or mixed, owned by or leased to Samaritan and included among the Assets, having an original cost in excess of $5,000 (exclusive of Inventory). Except as set forth in Schedule 4.2, all real property and structures and all aircraft, vehicles, machinery, equipment and other tangible personal property included among the Assets are suitable for the purpose or purposes for which they are being used (including compliance in all material respects with all laws and regulations relating to such use) and are in good condition, normal wear and tear excepted. Samaritan enjoys peaceable possession of all properties owned or leased by it.

      IV.5 Trademarks, Etc. Schedule 4.5 lists the domestic and foreign trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, patents, patent applications, patent licenses, software licenses and copyright registrations and applications owned by Samaritan or used thereby in the operation of the Business (collectively, the "Intellectual Property"), which
Schedule indicates (i) the term and exclusivity of its rights with respect to the Intellectual Property and (ii) whether each item of Intellectual Property is owned or licensed by Samaritan, and if licensed, the licensor and the license fees therefor. Unless otherwise indicated on Schedule 4.5, Samaritan has the right to use and license the Intellectual Property and to transfer and convey the Intellectual Property. Each item constituting part of the Intellectual Property has been, to the extent indicated on Schedule 4.5, registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated on Schedule 4.5; all such registrations, filings and issuances remain in full force and effect; and all fees and other charges with respect thereto are current. Except as stated on Schedule 4.5, there are no pending proceedings or adverse claims made or, to the best knowledge of Samaritan, threatened against Samaritan with respect to the Intellectual Property; there has been no litigation commenced or threatened in writing within the past five (5) years with respect to the Intellectual Property or the rights of Samaritan therein; and Samaritan has no knowledge that (i) the Intellectual Property or the use thereof by Samaritan before the Closing or by the Company after the Closing conflicts or will conflict with any trade names, trademarks, service marks, trademark or service mark registrations or applications, patents, patent applications, patent licenses or copyright registrations or applications of others ("Third Party Intellectual Property"), or (ii) such Third Party Intellectual Property or its use by others or any other conduct of a third party conflicts with or infringes upon the Intellectual Property or its use by Samaritan before the Closing or the Company after the Closing.

      IV.6 Permits. Samaritan holds all licenses, certificates, franchises, permits and other governmental authorizations, including permits, titles (including, without limitation, aircraft titles and motor vehicle titles and current certificates of air worthiness and registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by Samaritan, the absence of any of which could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), results of operations or prospects of Samaritan, the Assets or the Business (the "Material Permits") and, since October 31, 1997, there has been no event or condition of any character (whether actual, or to the knowledge of Samaritan, threatened or contemplated that has had or can be reasonably anticipated to have a material adverse effect on the financial condition, results of operations or prospects of the Business (collectively, a "Material Adverse Effect"). An accurate list and summary description is set forth on Schedule 4.6 hereto of all such Material Permits. Except as set forth in Schedule 4.6, the Material Permits are valid and in full force and effect and may be transferred to the Company at the Closing. Samaritan has not received any notice that any governmental authority intends to cancel, terminate or not renew any such Material Permit, and there is no existing breach of, and there is no existing grounds for rescission or withdrawal of, any of the Material Permits. Samaritan has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in each of the Material Permits and applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such noncompliance or violation would not have a Material Adverse Effect. Except as specifically provided on Schedule 4.6, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to Samaritan before the Closing or to the Company after the Closing by, any such Material Permits. Each aircraft composing part of the Assets is duly registered with the Federal Aviation Authority.

      IV.7 Compliance with Laws. Samaritan (including, without limitation, its medical director, nurses, licensed employees, ambulance crew and others providing air ambulance and patient care services) (i) has complied with all laws, regulations, licensing requirements and orders applicable to its business or personnel, the noncompliance with which could reasonably be expected to have a Material Adverse Effect, and (ii) has filed with the proper authorities all statements and reports required by the laws, regulations, licensing requirements and orders to which it or any of its employees (because of their activities on behalf of their employer) is subject, the failure of which to file could reasonably be expected to have a Material Adverse Effect. All reports and returns required to be filed by Samaritan with any governmental authority have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing: (i) the operation of Samaritan's business as it is now or heretofore has been conducted does not, nor does any condition exist as to, give rise to or constitute the grounds for a meritorious suit, action, claim or demand by any person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted; and (ii) Samaritan has made all required payments with the appropriate governmental departments of the state, local and federal governments. Samaritan has not been investigated, charged, fined, sanctioned, audited by any federal, state or local regulatory authority for alleged violations of laws and regulations.

      IV.8 Material Contracts. Set forth on Schedule 4.8 is a list of all contracts, agreements, arrangements or commitments (the following, "Material Contracts") that relate to: (i) the employment of any person other than personnel employed at the pleasure of Samaritan in the ordinary course of its business at rates of compensation and on terms consistent with good business practice; (ii) collective bargaining with, or any representation of any employees by, any labor union or association; (iii) the acquisition or provision of services, spare parts, supplies, equipment or other personal property involving more than $25,000 or that is not terminable by Samaritan upon not more than thirty
(30)  days'  notice without obligation on the part of  Samaritan;
(iv) the purchase or sale of real property; (v) lease of real or personal property as lessor or lessee or sublessor or sublessee;
(vi) lending or advancing of funds other than the extension of credit to trade purchasers in the ordinary course of Samaritan's business consistent with past business practice; (vii) borrowing of funds or receipt of credit other than by Samaritan in the ordinary course of business consistent with good business practice and except for trade payables in amounts and on terms consistent with past practice; (viii) incurring of any obligation or liability except for transactions engaged in by Samaritan in the ordinary course of business consistent with good business practice; (xi) the sale of personal property (other than sales of Inventory in the ordinary course of business consistent with good business practice) or services under which payments due after the date of this Agreement exceed $25,000; and (x) any matter or transaction not in the ordinary course of the business of Samaritan or that is inconsistent with the past business practice of Samaritan.

     IV.9 Contract Defaults. Samaritan is not in default in any respect under any Material Contract, and such Material Contracts are legal, valid and binding obligations of the respective parties thereto in accordance with their terms and, except to the extent reflected in Schedule 4.8, have not been amended; and no defenses, offsets or counterclaims thereto have been asserted or to the best knowledge of Samaritan, may be made, by any party thereto other than Samaritan nor has Samaritan waived any substantial rights thereunder. Except as set forth in Schedule 4.8, Samaritan has not received any notice from any third party payor or supplier to the effect that such third party payor or supplier will terminate its relationship with Samaritan as a result of the transactions contemplated by this Agreement.

      IV.10 Litigation. Set forth on Schedule 4.10 is a list of all actions, suits, proceedings, investigations, arbitrations, audits or grievances pending against Samaritan or, to the best knowledge of Samaritan threatened against Samaritan, Samaritan's business or any property or rights of Samaritan, at law or in equity or before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). None of the actions, suits, proceedings, arbitrations, audits or investigations listed on Schedule 4.10 either (i) has or would, if adversely determined, have a Material Adverse Effect or (ii) affects or would, if adversely determined, affect the right or ability of Samaritan to carry on its business substantially as now conducted. Samaritan is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the Assets, the business operations of Samaritan or employees of Samaritan, or in default with respect to any order, writ, injunction or decree of any court or Agency with respect to the Assets, its business, operations or employees. Neither Samaritan nor its officers or directors or employee management knows or have grounds to know of any basis for any proceedings, investigations or inquiries against Samaritan except as disclosed on Schedule 4.10.

     IV.11 Financial Statements and Results of Operations.

           (a) Samaritan has previously furnished to the Company true, correct and complete copies of the audited balance sheet of Samaritan as of December 31, 1996, and the related statements of income, shareholders' equity and cash flows for the three (3) fiscal years then ended, as reviewed by Ernst & Young, LLP, certified public accountants, together with Samaritan's unaudited balance sheet, statements of income and shareholders' equity for the 10-month period ended October 31, 1997 (collectively, the "Financial Statements"). The Financial Statements (i) are accurate and in accordance with the books and records and accounting methods of Samaritan, (ii) constitute true, full and complete disclosure of the financial position and results of operations of Samaritan as of the dates and for the periods indicated  and  (iii)  except for the lack of  footnotes  in  the financial statements for the 10-month period ended October 31, 1997, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. Except as may be set forth on the Financial Statements or otherwise disclosed herein, there are no liabilities, contingent or otherwise, by which Samaritan or any of the Assets or the Business may be bound or affected other than those incurred in the ordinary course of business consistent with good business practice none of which could have a Material Adverse Effect. Samaritan has previously permitted the Company full access to papers pertaining to the Financial Statements, including those work papers in the possession of or prepared by Ernst & Young, LLP.

            (b) Except to the extent (and not in excess of the amounts) reflected in the October 31, 1997 balance sheet included in the Financial Statements or as disclosed on Schedule 4.11, Samaritan does not have any liabilities or obligations of any nature related to the Business, whether absolute, accrued, unmatured, contingent or otherwise that did not arise in the ordinary course of business from and after October 31, 1997, or any unsatisfied judgments.

      IV.12 Employee Benefits. Samaritan maintains a defined benefit pension plan (the "Pension Plan") and a 401(k) Savings Plan (the "Savings Plan") and certain cafeteria, health and medical, insurance and short and long term disability plans (the "Welfare Benefit Plans") listed in Schedule 4.12. The Pension Plan and Savings Plan are hereinafter collectively referred to as the "Retirement Plans." The Welfare Benefit Plans and the Retirement Plans are collectively referred to as the "Plans." The Plans are in substantial compliance with applicable law and have been administered and operated in all material respects according to their terms. The Retirement Plans are qualified within the meaning of Section 401(a) of the Code, and except for the Savings Plan, have received a favorable determination from the Internal Revenue Service ("IRS"), and no event has occurred and no condition exists that would be expected to result in the revocation of any such determination. A letter requesting a favorable determination from the IRS that the Savings Plan is qualified under Section 401(a) of the Code will be submitted by Samaritan to the IRS within the remedial amendment period specified in Section 401(b) of the Code. The Pension Plan is frozen, as of December 1, 1993, and no further benefits are accruing under the Pension Plan, except for certain transitional benefits available to certain long service employees. The Savings Plan is not subject to Title IV of ERISA, and neither Samaritan nor any Group Member has made any contributions to or participated in any multi-employer plans, as defined in Section 3(37) of ERISA. All contributions required to be made under the Retirement Plans have been made (excluding any amounts not yet due) and all amounts properly accrued to date as liabilities of Samaritan that have not been paid have been properly recorded on the Financial Statements. The Savings Plan is not subject to
Part  3 of Subtitle B of Title 1 of ERISA.  No lien imposed under
Section 401(a)(29) or Section 412(n) of the Code, Section 302(f) or Section 4068 of ERISA, or arising out of any action filed under Section 4301(b) of ERISA, exists upon any of the Assets. Neither Samaritan nor, to the best knowledge of Samaritan, any other "disqualified person" or "party in interest" (within the meaning of Section 4975(e)(2) of the Code and Section 3(14) of
ERISA, respectively) has engaged in any transactions in connection with any Plan that could be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA, or a tax pursuant to Section 4975(a) of the Code which would adversely affect the Company or the Assets. No material claim, action, proceeding or litigation has been made, commenced or, to the best knowledge of Samaritan, threatened with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. Neither Samaritan nor any Group member has incurred any liability or taken any action, that could cause it to incur, and has received no notice of, any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single employer plan" (within the meaning of Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any "multi-employer plan" (within the meaning of Section 3(37) of ERISA), (iii) on account of unpaid contributions to any such multi-employer plan, or (iv) to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code. For purposes of this Agreement, "Group Member" shall mean any member of any "affiliated service group," as defined in Section 414(m) of the Code, that includes Samaritan, any member of any "controlled group of corporations" as defined in Section 1563 of the Code that includes Samaritan, or any member of any group of "trades or businesses under common control" as defined by Section 414(c) of the Code that includes Samaritan.

     IV.13 Employees; Employee Relations.

           (a) Schedule 4.13 sets forth (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by Samaritan to each employee whose current total annual compensation or estimated compensation is $25,000 or more, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by Samaritan to each such person, (iii) any increase to become payable after the date of this Agreement by Samaritan to employees other than those specified in clause (i) of this Section 4.13(a), (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) related to the Business and made by Samaritan to, or made to Samaritan by, any director, officer or employee, (v) all other transactions between Samaritan and any director, officer or employee of Samaritan since October 31, 1997, and (vi) an estimate of the amount of "paid time off" that each employee of Samaritan who will be employed by the Company effective on the Closing Date will not have used as of December 31, 1997 and an estimate of the amount of such paid time off that each employee will carry forward to 1998 (referred to herein for each such employee as "Carry Forward Paid Time Off". For purposes of this Agreement, "paid time off" shall mean the benefit plans maintained by Samaritan for its employees with respect to vacation and sick leave.

            (b) Except as disclosed on Schedule 4.13, Samaritan is not a party to, nor bound by, the terms of any collective bargaining agreement, and Samaritan has not experienced any material labor difficulties during the last five (5) years. Except as set forth on Schedule 4.13, there are no labor disputes existing, or to the best knowledge of Samaritan, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the best knowledge of Samaritan, are threatened.

            (c)   Samaritan's  relationship with  its  respective
employees  is  good.   Except  as  disclosed  on  Schedule  4.13,
Samaritan is not a party to any employment contract with any individual or employee, either express or implied. No legal proceedings, charges, complaints or similar actions exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (iv) state laws with respect to tortious employment conduct, such as slander, harassment, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the best knowledge of Samaritan, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints, or claims, whether valid or not. Samaritan is in full compliance with the provisions of the Americans with Disabilities Act (the "ADA"). Samaritan is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of Samaritan.

            (d) Samaritan has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws. Samaritan has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending October 31, 1997.

      IV.14 Consents. Except as disclosed in Schedule 4.14, no consent, approval, authorization or order of any court, Agency or any other person or under any Material Contract is required in order to permit Samaritan to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

      IV.15 Insurance. Samaritan has been and is insured with responsible insurers in respect of its properties against business risks normally insured against by companies in similar lines of business. Samaritan has not, during the past three fiscal years, been denied or had revoked any policy of insurance, and no insurance carrier has reduced any insurance coverage or has given notice or other indication of its intention to reduce coverage or revoked any such policy, or to increase premiums based on claims history or for any reason related to Samaritan's business.

      IV.16 Taxes. Samaritan has duly filed all federal, state, county, local and other excise, franchise, property, payroll, income, capital stock, sales and use and other tax returns that are required to be filed by it and such returns are true, correct and complete in all respects. Samaritan has paid all taxes which have become due or have been assessed against it or the Assets and all taxes, penalties and interest which any taxing authority has proposed or asserted to be owing. All tax liabilities to which the properties of Samaritan may have been subjected have been discharged, except for taxes assessed but not yet payable but for which Samaritan shall remain responsible and shall pay on a timely basis. There are no tax claims presently being asserted against Samaritan or the Assets and Samaritan knows of no basis for any such claim. Samaritan has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted thereby.

       IV.17 Business Relations. Schedule 4.17 contains an accurate list of all significant customers of the Business (i.e., those customers representing 2% or more of Samaritan's revenues for the twelve (12) months ended October 31, 1997). Except as set forth in Schedule 4.17, Samaritan has not experienced any difficulties in obtaining any inventory items, spare parts or equipment necessary to the operation of its business, and, to the best knowledge of Samaritan, no such shortage of supply of inventory, spare parts or equipment items is threatened or pending. Samaritan is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

      IV.18  Environmental Laws and Regulations.  Except  as  set
forth in Schedule 4.18, Samaritan is in compliance in all material respects with all applicable Environmental Requirements. Samaritan has not received any notice or other communication (in writing or otherwise) that alleges that Samaritan is not in compliance with any Environmental Requirements, and, to the best knowledge of Samaritan, there are no circumstances that may prevent or interfere with Samaritan or the Company's compliance with any Environmental Requirements in the future. "Environmental Requirements" shall mean all laws, statutes, rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and
requirements  (whether  now  or  hereafter  in  effect)  of   any
governmental authority, including, without limitation, federal, state and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

       IV.19 Absence of Certain Changes or Events. Since December 31, 1996, Samaritan has not (i) suffered any extraordinary losses or waived any rights of substantial value;
(ii) amended its Articles of Incorporation or Bylaws; (iii) made any change in its mode of management or any change in its method of operation or method of accounting; (iv) made or become obligated to make any capital expenditures other than such expenditures or commitments exceeding $50,000 individually, which expenditures are listed on Schedule 4.19; (v) suffered any event or circumstance that could have a Material Adverse Effect; (vi) entered into any transaction, except in the ordinary course of its business consistent with good business practice; (vii) received any notice of any claim asserted against it by any Agency that could have a Material Adverse Effect; or (viii) incurred or agreed to incur any material obligation outside the ordinary course of business that has not heretofore been disclosed in writing to the Company.

      IV.20 Broker's and Finder's Fees. Samaritan has not made any agreement with any person, or taken any action which would cause any person, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

      IV.21 Restrictive Documents or Laws. With the exception of the matters listed in Schedule 4.21, Samaritan is not a party to or bound by any mortgage, lien, lease, agreement, contract, instrument, law, order, judgment or decree, or any similar restriction not of general application which has a Material Adverse Effect, or reasonably could be expected to so affect, (a) the continued operation or use by the Company of the Assets after the Closing on substantially the same basis as the Assets are currently operated or (b) the consummation of the transactions contemplated by this Agreement.

      IV.22 EMTALA. Samaritan has complied with all Emergency Medical Treatment and Labor Act ("EMTALA") requirements. Samaritan has not been the subject of an investigation or administrative termination proceeding by the Health Care Financing Administration for an EMTALA violation.

      IV.23 Medicare and Medicaid Programs; Licensure, etc. Each of Samaritan, and Samaritan's medical director, nurses, licensed employees and other individuals providing air ambulance and patient care services on behalf of Samaritan is qualified, credentialed and licensed for participation in the Medicare and Medicaid programs and as otherwise required under applicable state law, and each has been required to be so qualified, credentialed and licensed prior to providing air ambulance and patient care services on behalf of Samaritan. Samaritan is a party to supplier agreements under the Medicare and Medicaid programs which are in full force and effect with no defaults having occurred thereunder. Samaritan has timely filed all claims or other reports required to be filed with respect to the services provided to Medicare, Medicaid and third party payors, and all such claims or reports are complete and accurate, and Samaritan has no liability to any payor with respect thereto. Except as set forth in Schedule 4.23, there are no pending appeals, overpayment determinations, adjustments, challenges, audit litigation or notices of intent to open Medicare or Medicaid, or third party claim determinations or other reports required to be filed by Samaritan.

       Neither Samaritan, nor any medical director, nurses, licensed employees or other individuals providing patient care services on behalf of Samaritan has been convicted of, or pled guilty or nolo contendere to, patient abuse or negligence, or any other Medicare or Medicaid program related offense and none has committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicaid programs.

      IV.24 Fraud and Abuse and Stark Law. Samaritan, its officers, directors, employees and agents have not engaged in any activities which are prohibited under 1320a-7b or 139nn of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct including, but not limited to, the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment,
(b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment, (c) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment, and
(d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid, or (e) referring a patient for designated health services to or providing designated health services to a patient upon referral from an entity or person with which the physician or an immediate family member has a financial relationship, and to which no exception under
 1395nn of Title 42 of the United States Code applies.

                           ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Samaritan as follows:

     V.1   Organization and Authority.

            (a)   The  Company is a corporation  duly  organized,
validly existing and in good standing under the laws of the State of Louisiana, and has all requisite corporate power and authority to own or lease its respective properties and to carry on its business as it is presently being operated and in the place where such properties are owned or leased and such business is conducted. The Company has full power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Company, and all other agreements by and among the parties, and the consummation by it of the transactions contemplated hereby and thereby, have been or will be duly authorized by all requisite corporate action. This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the Equitable Exceptions. The making and performance of this Agreement, and all other agreements by and among the parties, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not
(i)  conflict with the Certificate of Incorporation or Bylaws  of the Company, (ii) result in any breach or termination of, or constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any asset of the Company under, or create any rights of termination, cancellation or acceleration in any person under, any contract, lease, arrangement or commitment, or violate any order, writ, injunction or decree, to which the Company is a party or by which the Company or its assets, business or operations may be bound or affected or under which the Company or its respective assets, business or operations receive benefits, (iii) result in the loss or adverse modification of any material license, franchise, permit or other authorization granted to or otherwise held by the Company that is material to the business or financial condition of the Company or (iv) result in the violation of any provisions of law applicable to the Company, the violation of which could have a material adverse effect upon the business, operations or assets of the Company, taken as a whole.

      V.2 Consents. Except as set forth on Schedule 5.2, no consent, approval, authorization or order of any court, Agency or any other person is required in order to permit the Company to consummate the transactions contemplated by this Agreement.

      V.3 Broker's and Finder's Fees. The Company has not made any agreement with any person, or taken any action which would cause any person, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

      V.4 Litigation. There is no pending or, to the knowledge of the Company, threatened litigation in any court or any proceeding before any Agency in which it is sought to restrain, prohibit, invalidate or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby.

      V.5 Employees. The Company represents that it presently intends to offer employment to all of the employees of Samaritan associated with the Business; provided, however, that the Company shall have no such obligation to offer such employment to Samaritan's employees.

      V.6 Preferred Stock. The shares of Preferred Stock to be delivered to Samaritan at the Closing shall when issued constitute valid and legally issued shares of the Company, fully paid and non-assessable, and, except as set forth in this Agreement, will be owned free and clear of all Encumbrances.

      V.7 Capitalization. The authorized capital stock of the Company consists of (i) 7,000 shares of common stock, no par value, of which on the date hereof 1,000 shares are issued and outstanding and (ii) 3,000 shares of Preferred Stock, of which no shares are issued and outstanding immediately prior to the date hereof. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.


                           ARTICLE VI
      COVENANTS OF SAMARITAN WITH RESPECT TO THE BUSINESS

     Samaritan covenants and agrees with the Company with respect to the Business as follows:

      VI.1 Affirmative Covenants. Prior to the Closing Date, Samaritan will operate the Business only in the usual, regular and ordinary course of business consistent with good business practices, and will use its best efforts to: (i) preserve intact its business organization and the Assets; (ii) maintain its level of Inventory at levels consistent with good business practices and maintain its properties, machinery and equipment in good operating condition and repair; (iii) continue all existing policies of insurance (or comparable insurance) in full force and effect up to and including the Closing Date (and will not cancel any such insurance or take (or fail to take) any action that would enable the insurers under such policies to avoid liability for claims arising out of any occurrence prior to the Closing Date without the prior written consent of the Company); (iv) keep available the services of its employees and agents; (v) preserve its present relationships with suppliers, third party payors and customers; and (vi) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistently applied. Samaritan will notify the Company in writing within five (5) business days of learning of any facts, event or circumstance that is reasonably likely to have a Material Adverse Effect.

      VI.2 Negative Covenants. Prior to the Closing Date, Samaritan will not, without the prior written consent of the
Company: (i) with regard to employees utilized in the Business, make any increase in the compensation payable or to become payable by it to any employee, establish any severance plan, or contribute or make any commitment to or representation that it will contribute any amounts to any bonus or other employee benefit plan for employees of Samaritan, except as required by law or by the terms of any such plan in the ordinary course of business consistent with good business practices; (ii) make any amendment to its Certificate of Incorporation, Bylaws or other organizational documents; (iii) make any material change in the character of the Business; (iv) incur any obligation or liability (fixed or contingent) with regard to the Business except in the ordinary course of business consistent with good business practices; (v) discharge or satisfy any Encumbrance or pay any obligation or liability (fixed or contingent) with regard to the Business other than in the ordinary course of business consistent with good business practices; (vi) mortgage, pledge, transfer or otherwise dispose of or subject to any Encumbrance any of the Assets; (vii) acquire any assets or properties with regard to the Business, except in the ordinary course of business consistent with good business practices; (viii) cancel or compromise any material debt or claim with regard to the Business; (ix) waive or release any rights of material value with regard to the Business;
(x) transfer, grant or terminate contract, lease, arrangement or commitment rights under any concessions, leases, licenses, agreements, patents, patent licenses, inventions, trademarks, trade names, service marks, or copyrights or registrations or licenses thereof or applications therefor or with respect to any know-how or other proprietary or trade rights with regard to the Business; (xi) modify or change in any material respect or terminate any third party payor agreement, existing contract, lease, arrangement or commitment required to be listed on
Schedule 1.1A; (xii) undertake any material borrowing of any nature whatsoever with regard to the Business; (xiii) make any loans or extensions of credit with regard to the Business; or
(xiv) make or become obligated to make any capital expenditures or enter into commitments therefor with regard to the Business exceeding $50,000 in the aggregate.

     VI.3 Access to Properties and Records. Samaritan will keep the Company advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully in permitting the Company to make a full investigation of the business, properties and financial condition of Samaritan during regular business hours and upon reasonable notice and in bringing about the consummation of the transactions contemplated hereby. Samaritan will, during regular business hours and upon reasonable notice, afford to the Company and its representatives full access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, spare parts, records, files, books of account, tax returns, agreements and commitments, corporate record books and personnel of Samaritan and will permit the Company and its representatives to contact and interview Samaritan's personnel, certified public accountants, attorneys, suppliers, third party payors, vendors, referral sources and any other persons that the Company shall reasonably determine to be necessary for it to make a full investigation of the Business, provided that all confidential information disclosed to the Company shall be maintained by the Company in accordance with the provisions of the Confidentiality Agreement dated November 1, 1996 between Samaritan and Petroleum Helicopters, Inc. Samaritan will furnish to the Company all such further information concerning the business and affairs of Samaritan as the Company may reasonably request. Samaritan will update by amendment or supplement each of the Schedules referred to herein and any other disclosure in writing from Samaritan required by this Agreement to be disclosed in writing by
Samaritan to the Company promptly upon any change in the information set forth in such Schedules or other disclosures, and Samaritan hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof; provided, however, that the inclusion of any information in any such amendment or supplement, not included in the original Schedule or other disclosure at or prior to the date of this Agreement, shall not limit or impair any right which the Company might otherwise have to terminate this Agreement pursuant to
Section  12.1(b) due to the failure to satisfy the  condition  in
Section 8.1. No investigation pursuant to this Section 6.3 shall affect any representations or warranties or the conditions to the obligations of the Company to consummate the transactions contemplated hereby. In the event of the termination of this Agreement, the Company will deliver to Samaritan all documents, work papers and other material (including copies thereof) obtained by the Company or on its behalf from Samaritan as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and, if the transactions contemplated hereby are not consummated, the Company will hold such information in confidence until such time as such information is otherwise publicly available.

      VI.4 Employees of Samaritan. Samaritan shall pay all salaries and wages to all employees of Samaritan associated with the Business due on or before the Closing Date, and effective on the Closing Date shall terminate all such employees. Samaritan shall maintain through the Closing Date all currently-existing medical, dental, 401(k), life insurance, and any other welfare or benefit plans for its employees. Samaritan shall make all workers' compensation payments due on or before the Closing Date.

      VI.5 Approvals of Third Parties. As soon as practicable after the date hereof, Samaritan will use its best efforts to secure all necessary consents, approvals and clearances of third parties and Agencies that shall be required for Samaritan to consummate the transactions contemplated hereby and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement.

      VI.6 Notices. Samaritan will timely give all notices required to be given relating to the transactions contemplated hereby, including without limitation, (i) notices to employees and (ii) any notices required or requested to be given to all creditors and claimants against Samaritan.

      VI.7 Access to Books and Records. Samaritan agrees to provide the Company, its accountants, counsel and other representatives, during normal business hours and upon reasonable notice, for a period of four (4) years after the Closing Date, access to the books, records, income tax returns, contracts and other underlying data and documentation of Samaritan relating to the period prior to the Closing Date and to make available to the Company personnel of Samaritan in the Company's review thereof for the purpose of enabling them to determine and calculate any tax liabilities in connection with the Assets. Samaritan agrees that, for such four-year period, it will preserve and keep intact all such books and records.

      VI.8 No Solicitation of Offers. Samaritan covenants and agrees that it will not solicit, entertain, encourage or assist any acquisition proposal with respect to the purchase or exchange of the Assets or any portion thereof, or with respect to any proposed merger, consolidation, sale of securities or other acquisition involving Samaritan, by or with any person other than the Company until January 31, 1998.

      VI.9 Release of Financing Statements. Samaritan shall obtain and file in the appropriate jurisdictions Termination Statements properly executed by any parties holding a security interest or other Encumbrance with respect to the Assets as identified by lien searches conducted with respect to Samaritan and the Assets.

      VI.10 Maintenance of Existence. Samaritan shall maintain its existence as an Arizona non-profit corporation until its obligations under this Agreement are satisfied.


                          ARTICLE VII
                    COVENANTS OF THE COMPANY

     The Company covenants and agrees with Samaritan as follows:

      VII.1 Access to Properties and Records. The Company will keep Samaritan advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully in permitting Samaritan to make a full investigation of the business, properties and financial condition of the Company during regular business hours and upon reasonable notice and in bringing about the consummation of the transactions contemplated hereby. The Company will, during regular business hours and upon reasonable notice, afford to Samaritan full access to its offices, buildings, records, files, books of account, corporate record books and personnel of the Company, and will permit Samaritan and its representatives to contact and interview the Company's personnel, attorneys and any other persons that Samaritan shall reasonably determine to be necessary for it to make a full investigation of the Company, provided that all confidential information disclosed to Samaritan shall be maintained by Samaritan in accordance with the provisions of the Confidentiality Agreement dated November 1, 1996 between Samaritan and Petroleum Helicopters, Inc. The Company will update by amendment or supplement each of the Schedules referred to herein and any other disclosure in writing from the Company required by this Agreement to be disclosed in writing by the Company to Samaritan promptly upon any change in the information set forth in such Schedules or other disclosures, and the Company hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof; provided, however, that the inclusion of any information in any such amendment or supplement, not included in the original Schedule or other disclosure at or prior to the date of this Agreement, shall not limit or impair any right which Samaritan might otherwise have to terminate this Agreement pursuant to
Section  12.1(c) due to the failure to satisfy the  condition  in
Section 9.1. No investigation pursuant to this Section 7.1 shall affect any representations or warranties or the conditions to the obligations of Samaritan to consummate the transactions contemplated hereby. In the event of the termination of this Agreement, Samaritan will deliver to the Company all documents, work papers and other material (including copies thereof) obtained by Samaritan or on its behalf from the Company as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and, if the transactions contemplated hereby are not consummated, Samaritan will hold such information in confidence until such time as such information is otherwise publicly available.

      VII.2 Approvals of Third Parties. As soon as practicable after the date hereof, the Company will use its best efforts to secure all necessary consents, approvals and clearances of third parties and Agencies that shall be required for the Company to consummate the transactions contemplated hereby and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement.

      VII.3 Removal of Samaritan Name. The Company shall use commercially reasonable efforts to remove by December 31, 1998 the Samaritan name and logo on the aircraft and inventory comprising a part of the Assets, the uniforms of the employees of the Company and signage associated with the Business and until such process is complete shall take commercially reasonable steps to assure that the public is not confused or misled as to Samaritan's association with the Company.


                          ARTICLE VIII
            CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to purchase the Assets and to consummate the other transactions contemplated hereby at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as the Company may waive in writing:

     VIII.1 Representations and Warranties of Samaritan. All of the representations and warranties of Samaritan contained in this Agreement and in any Schedule or other disclosure in writing from Samaritan shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     VIII.2 Covenants of Samaritan. All of the covenants and agreements herein on the part of Samaritan to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

       VIII.3 Samaritan's Certificate. There shall be delivered to the Company a certificate dated as of the Closing Date and signed by the President of Samaritan to the effect set forth in Sections 8.1 and 8.2, which certificate shall have the effect of a representation and warranty made by Samaritan on and as of the Closing Date.

      VIII.4 Noncompetition Agreements. Samaritan shall have executed and delivered to the Company a Noncompetition Agreement in substantially the form attached hereto as Exhibit E (the
"Noncompetition Agreement").

      VIII.5 Certain Payments to Employees. Samaritan on the Closing Date will deliver to the Company an update to Schedule
4.13 to reflect the paid time off that each employee of Samaritan who will be employed by the Company effective on the Closing will not have used as of December 31, 1997 and the Carry Forward Paid Time Off for each such employee as of December 31, 1997. Samaritan on or prior to the Closing Date will pay to each employee of Samaritan who will be employed by the Company effective on the Closing a cash payment in an amount equal to the cash value of the Carry Forward Paid Time Off of such employee. On or prior to the Closing Date, Samaritan shall deliver to the Company an agreement satisfactory to the Company and its counsel
(i) with respect to certain matters covering paid time off from and after the Closing and (ii) providing for the payment to the Company of $47,406.50 on the last day of each month during the period commencing January 1, 1998 and ending June 30, 1998 which shall represent a payment by Samaritan to the Company for the cash equivalent of the number of days of vacation which each employee of Samaritan who will be employed by the Company effective on the Closing Date will be entitled to in 1999 under the Company's then existing vacation policy. In calculating an employee's seniority to determine the number of days of vacation to which such employee is entitled in 1998, an employee's years of service as an employee of Samaritan shall be treated as years of service with the Company.

      VIII.6 No Casualty Losses. The Assets shall not have suffered any destruction or damage by fire, explosion, crash or other casualty which has materially impaired the operation of the Assets or otherwise had a Material Adverse Effect.

      VIII.7 Certificates of Authorities. Samaritan shall have furnished to the Company (i) certificates of the Secretary of State of Arizona, dated as of a date not more than five (5) days prior to the Closing Date, attesting to the organization, existence and good standing of Samaritan, (ii) a copy, certified by the Secretary of State of Arizona as of a date not more than twenty (20) days prior to the Closing Date, of Samaritan's Certificate of Incorporation and all amendments thereto, (iii) a copy, certified by the Secretary of Samaritan, of the Bylaws of Samaritan, as amended and in effect at the Closing Date, and (iv) a copy, certified by an authorized officer of Samaritan, of resolutions duly adopted by the Board of Directors of Samaritan duly authorizing the transactions contemplated in this Agreement.

     VIII.8 Litigation. At the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any Agency, (i) in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby, (ii) that could, if adversely determined, result in any Material Adverse Effect, or
(iii) as a result of which, in the reasonable judgment of the Company, the Company would be deprived of the material benefits of its ownership of the Assets.

      VIII.9 Satisfactory to the Company's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related matters shall have been satisfactory to Locke Purnell Rain
Harrell (A Professional Corporation), New Orleans, Louisiana, special counsel for the Company.

      VIII.10 Opinion of Samaritan's Counsel. The Company shall have received the opinion of Lyle O. Reinsch, counsel for Samaritan, dated the Closing Date, in form and substance satisfactory to the Company, with respect to the matters set forth on Exhibit F.

     VIII.11 No Material Adverse Effect. There shall not have occurred any Material Adverse Effect. The Company shall receive a certificate from Samaritan, dated as of the Closing Date and in form and substance satisfactory to the Company, as to the fulfillment of the conditions set forth in this Section 8.11

      VIII.12 Consents. Samaritan shall have obtained all necessary orders, approvals, estoppel certificates or consents of third parties and Agencies, including, without limitation, any orders, approvals, certificates or consents deemed necessary by counsel to the Company that shall be required for Samaritan to consummate the transactions contemplated hereby, including, without limitation, consents to the assignment of the Assumed Liabilities listed on Schedule 1.1A.

      VIII.13     Financing.   The Company  shall  have  obtained
funds, in an amount and on terms satisfactory to the Company, necessary to pay the Cash Consideration to Samaritan.

     VIII.14 Service Agreement. Samaritan shall have executed and delivered to the Company a Service Agreement in substantially the form attached hereto as Exhibit G (the "Service Agreement").

      VIII.15 Further Assurances. Samaritan shall take all such further action as may be reasonably requested by the Company in order to effectuate the consummation of the transactions contemplated by this Agreement. If the Company shall reasonably determine that any further conveyance, assignment or other document or any further action is necessary to vest in it full title to the Assets, Samaritan shall cause the appropriate officers to execute and deliver all such instruments and take all such action as the Company may reasonably determine to be necessary.


                           ARTICLE IX
             CONDITIONS TO OBLIGATIONS OF SAMARITAN

      The obligations of Samaritan to sell the Assets and to consummate the other transactions contemplated hereby at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Samaritan may waive in writing:

     IX.1 Representations and Warranties of the Company. All of the representations and warranties of the Company contained in this Agreement and in any Schedule or other disclosure in writing from the Company shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

      IX.2 Covenants of the Company. All of the covenants and agreements herein on the part of the Company to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

      IX.3 Certificate of the Company. There shall be delivered to Samaritan a certificate dated as of the Closing Date and signed by the President of the Company to the effect set forth in Sections 9.1 and 9.2, which certificate shall have the effect of a representation and warranty made by the Company on and as of the Closing Date.

      IX.4 Certificates of Authorities. The Company shall have furnished to Samaritan (i) certificates of the Secretary of State of Louisiana, dated as of a date not more than five (5) days prior to the Closing Date, attesting to the organization,
existence  and  good  standing  of  the  Company,  (ii)   copies,
certified  by the Secretary of State of Louisiana, as of  a  date not more than twenty (20) days prior the Closing Date, of the Company's Certificate of Incorporation and all amendments thereto, (iii) a copy, certified by the Secretary of the Company, of the Bylaws of the Company, as amended and in effect at the Closing Date, and (iv) copies, certified by authorized officers of the Company, of resolutions duly adopted by the Board of Directors of the Company duly authorizing the transactions contemplated in this Agreement.

      IX.5 Satisfactory to Samaritan's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to Lyle O. Reinsch, counsel for Samaritan.

      IX.6 Opinion of the Company's Counsel. Samaritan shall have received an opinion of Locke Purnell Rain Harrell (A Professional Corporation), special counsel for the Company, dated the Closing Date, in form and substance satisfactory to Samaritan, with respect to the matters set forth on Exhibit H.

     IX.7 Option Agreement. The Company shall have executed and delivered to Samaritan an Option Agreement in substantially the form attached hereto as Exhibit I (the "Option Agreement").

      IX.8 Consents. The Company shall have obtained all necessary orders, approvals, estoppel certificates or consents of third parties and Agencies, including, without limitation, any orders, approvals, certificates or consents deemed necessary by counsel to Samaritan that shall be required for the Company to consummate the transactions contemplated hereby.


                           ARTICLE X
                            CLOSING

     X.1 Date and Place of Closing. Subject to satisfaction or waiver of the conditions to the obligations of the parties, the purchase and sale of the Assets pursuant to this Agreement shall be consummated at a closing (the "Closing") to be held in the offices of Locke Purnell Rain Harrell (A Professional Corporation), in New Orleans, Louisiana, or such other place as mutually agreed to by the parties, at 10:00 a.m., New Orleans, Louisiana time, but shall be effective as of 11:59 P.M., New Orleans, Louisiana time, on December 31, 1997, or such other date as agreed to by the Company and Samaritan (the "Closing Date").

     X.2 Samaritan's Performance. At the Closing, concurrently with performance by the Company of its obligations to be performed at the Closing:

           (a) Conveyances. Samaritan shall execute and deliver to the Company, in form and substance acceptable to the Company,
(i) a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit A conveying to the Company all items of personalty included among the Assets, (ii) assignments of each of the third party payor agreements, contracts, leases, arrangements and commitments listed on Schedule 1.1A and (iii) all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in the Company title to all of the Assets and all right, title and interest of Samaritan thereto. If requested by the Company, such documents shall be in a form suitable for recording.

            (b) Records. Samaritan shall deliver to the Company all documents, agreements, reports, books, records and accounts pertaining specifically to the Assets and the Business that are in Samaritan's possession.

             (c)   Certificates.   Samaritan  shall  execute  and
deliver   to  the  Company  the  certificates  referred   to   in
Sections 8.3 and 8.11.

             (d)    Noncompetition  Agreement.   Samaritan  shall
execute and deliver to the Company the Noncompetition Agreement.

           (e) Certain Payments and Agreements. Samaritan shall have made the payments and delivered the agreement specified in
Section 8.5 above.

            (f)   Certificates of Authorities.   Samaritan  shall
deliver to the Company the certificates of authorities referred to in Section 8.7.

            (g) Opinion of Samaritan's Counsel. Samaritan shall deliver to the Company the opinions of its counsel, dated the Closing Date, as specified in Section 8.10.

           (h) Consents. Samaritan shall deliver to the Company the consents and approvals required by Section 8.12.

            (i) Service Agreement. Samaritan shall deliver to the Company the Service Agreement.

            (j) Allocation of Purchase Price. Samaritan shall deliver to the Company the Allocation of Purchase Price in the form of Exhibit D annexed hereto.

            (k) Other Actions. Samaritan shall take all such other steps as may be necessary or appropriate to put the Company in actual and complete ownership and possession of the Assets.

       X.3     The   Company's  Performance.   At  the   Closing,
concurrently with the performance by Samaritan of its obligations to be performed at the Closing:

            (a)   Purchase Price.  The Company shall  deliver  to
Samaritan  the Cash Consideration and a certificate  representing
1,000 shares of Preferred Stock.

            (b)  Assumption Agreement.  The Company shall execute
and   deliver   to   Samaritan  the   Assumption   Agreement   in
substantially the form attached hereto as Exhibit B.

            (c)   Certificate.   The Company  shall  execute  and
deliver the certificate referred to in Section 9.3.

            (d) Certificates of Authorities. The Company shall deliver to Samaritan the certificates of authorities referred to in Section 9.4.

            (e) Opinion of the Company's Counsel. The Company shall deliver to Samaritan the opinion of its special counsel, dated the Closing Date, as specified in Section 9.6.

            (f)  Option Agreement.  The Company shall deliver  to
Samaritan the Option Agreement.

             (g)   Covenants.   The  Company  shall  deliver   to
Samaritan the consents and approvals required by Section 9.8.

      X.4 Other Instruments. In addition to the foregoing, the Company and Samaritan agree as follows:

            (a) Further Action by Samaritan. At any time and from time to time, at or after the Closing, upon request of the Company, Samaritan shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required in order to evidence, vest in and confirm to the Company full and complete title to, possession of, and the right to use and enjoy, the Assets.

            (b) Further Action by the Company. At any time and from time to time, at or after the Closing, upon request of Samaritan, the Company shall do, execute, acknowledge and deliver all such further acts and assurances as may reasonably be required in order to better assure and confirm to Samaritan the assumption by the Company of the obligations to render performance that are to be assumed by the Company pursuant to this Agreement.


                           ARTICLE XI
            INDEMNIFICATION AND POST-CLOSING MATTERS

      XI.1 Indemnification by Samaritan. Samaritan agrees to indemnify and hold harmless the Company, the Company's affiliates and the shareholders, directors, officers, employees, representatives, agents and attorneys of the Company and its affiliates from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement with Samaritan's consent, which may not be unreasonably withheld), penalties, fines, interest and monetary sanctions, losses, obligations, debts, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding suffered, sustained, incurred or required to be paid by any of them (hereinafter referred to collectively as "Company Losses") by reason of (i) any representation or warranty made by Samaritan in or pursuant to this Agreement (as amended or supplemented pursuant to Section 6.3) being untrue or incorrect in any respect; (ii) any liability arising from or with respect to the Assets or the employees of Samaritan employed in connection with the Business as of or prior to the Closing Date; (iii) any failure by Samaritan to observe or perform its covenants and agreements set forth in this Agreement; (iv) any failure by Samaritan to satisfy and discharge the Excluded Liabilities; or
(v) the items described in Schedule 4.10.

     XI.2 Indemnification by the Company. The Company agrees to indemnify and hold harmless Samaritan, its directors, officers, employees, representatives, agents and attorneys from, against, for and in respect of any and all damages (including, without limitation, amounts paid in settlement with the Company's consent, which may not be unreasonably withheld), penalties, fines, interest and monetary sanctions, losses, obligations, debts, liabilities, claims, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding (hereinafter referred to collectively as "Samaritan's Losses") suffered, sustained, incurred or required to be paid by Samaritan by reason of (i) any representation or warranty made by the Company in or pursuant to this Agreement (as amended or supplemented pursuant to Section 6.1) being untrue or incorrect in any respect, (ii) any liability arising from or with respect to the Assets after the Closing Date or (iii) any failure by the Company to satisfy and discharge any liability or obligation expressly assumed by the Company pursuant to this Agreement.

     XI.3 Notice of Loss. Except to the extent set forth in the next sentence, a party to this Agreement shall not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach which is asserted has been given to the Indemnifying Party (as hereafter defined) and, in addition, if such matter arises out of a suit, action, investigation or proceeding, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as hereafter defined) is given notice of the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder  shall  not  release the Indemnifying  Party  from  its obligations under this Article XI, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. For purposes of this Agreement, the party required to indemnify another party pursuant to this Article XI is referred to herein as the "Indemnifying Party", and the party entitled to indemnification pursuant to this Article XI is referred to herein as the "Indemnified Party."

      XI.4 Payment. Claims for indemnification involving the payment of money by an Indemnifying Party to an Indemnified Party shall be paid by the Indemnifying Party within 10 days of notification thereof; claims for indemnification involving amounts due to third parties shall be promptly paid by the Indemnifying Party, subject to the Indemnifying Party's right to defend such third party claim as provided in Section 11.5 below.

      XI.5 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter or the Indemnifying Party has undertaken such defense but thereafter fails to continue to do so diligently and in good faith. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding or the Indemnifying Party has undertaken such defense but thereafter fails to continue to do so diligently and in good faith, the Indemnified Party shall have the right, but not the obligation, to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty
(30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

      XI.6 Cooperation. Each of the parties to this Agreement and each of their affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim.

      XI.7 Limitation on Indemnification. Subject to the last sentence of this Section 11.7, the liability of Samaritan under this Agreement shall be limited such that Samaritan shall have no liability or obligation to the Company under Section 11.1 unless and until the amount of the Company's Losses incurred by the Company in the aggregate exceed the sum of $50,000 and then Samaritan shall be responsible for the entirety of the Company's Losses (and not merely the portion of the Company's Losses exceeding $50,000). The liability of the Company under this Agreement shall be limited such that the Company shall have no liability or obligation to Samaritan under Section 11.2 unless and until the amount of Samaritan's Losses incurred by Samaritan in the aggregate exceed the sum of $50,000 and then the Company shall be responsible for the entirety of Samaritan's Losses (and not merely the portion of Samaritan's Losses exceeding $50,000). The limitation on the indemnification obligations set forth in this Section 11.7 shall not apply to any inaccuracy in or breach of the Specified Representations or any covenant or obligation to be performed after the Closing.

      XI.8 Survival of Representations and Covenants. The representations, warranties, covenants and obligations of each party  shall survive the Closing to the extent provided  in  this
Section 11.8. The Specified Representations (as defined below) and any covenants or obligations to be performed after the
Closing shall survive and continue indefinitely. All other representations and warranties (as well as covenants and obligations to be performed prior to the Closing Date) of the parties shall terminate on the later to occur of (i) the fourth anniversary of the date of the Closing or (ii) the expiration of the applicable statute of limitation period or periods applicable to the warranties, representations, covenants or agreements. For purposes of this Agreement, "Specified Representations" shall mean the representations and warranties set forth in Sections 3.2, 4.2, 4.7, 4.10 and 4.18.

      XI.9 Non-exclusivity of Indemnification Remedies. The indemnification remedies and other remedies provided in this
Article XI shall not be deemed to be exclusive. Accordingly, the exercise by any person or entity of any of its rights under this
Article XI shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such person or entity may be entitled to exercise (whether under this Agreement, under any other agreement, under any statute, rule or other legal requirement, at common law, in equity or otherwise).

     XI.10 Interest. Any party that is required to indemnify any other party pursuant to this Article XI with respect to any matter set forth in Article XI shall also be required to pay such other person or entity interest on the amount of the indemnity award at a floating rate equal to the rate of interest publicly announced by Hibernia National Bank, New Orleans, Louisiana, from time-to-time as its prime base or reference rate plus 3%, except to the extent interest may have been included in the amount of the indemnity awarded.

     XI.11 Right to Require Cure of Breach. Without limiting the generality of anything contained in Section 11.1, if there is any inaccuracy in, breach of or failure to comply with any representation, warranty, covenant or agreement made by Samaritan, then Samaritan shall be obligated, in addition to its other obligations under this Article XI, to take such other actions as the Company in good faith may request for purposes of causing such inaccuracy, breach or failure to be corrected, cured and eliminated.


                          ARTICLE XII
                          TERMINATION

      XII.1 Termination. This Agreement may be terminated and abandoned at any time on or prior to the Closing Date:

            (a) By the consent in writing of the Company and Samaritan;

           (b) By the Company, if any of the material conditions to the obligations of the Company contained herein shall not have been satisfied or, if unsatisfied, waived by the Company as of the Closing Date;

            (c) By Samaritan, if any of the material conditions to the obligations of Samaritan contained herein shall not have been satisfied or, if unsatisfied, waived by Samaritan as of the Closing Date;

           (d) By the Company or Samaritan, if the Closing shall not have occurred by January 31, 1998;

            (e) By a party hereto, in the event of a breach by the other party (a) of any covenant or agreement contained herein if such breach results in a material increase in the cost of the non-breaching party's performance of this Agreement or (b) of any representation or warranty herein if the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching party, which in either case cannot be or is not cured within sixty (60) days after written notice of such breach is given to the party committing such breach;

            (f) By the Company, upon the occurrence of any Material Adverse Effect;

           (g) By the Company, within thirty (30) days after the date hereof, if its due diligence review of the Business or Assets results and/or discloses material liabilities, obstacles to the Company's continuation of the Business or other circumstances that are disclosed in this Agreement or the Schedules hereto and that, in the good faith judgment of the Company, materially alter the economic basis for, or feasibility of, the transactions contemplated by this Agreement.

      XII.2 No Further Force or Effect. In the event of termination and abandonment of this Agreement pursuant to the provisions of Section 12.1, this Agreement shall be of no further force or effect, except for Sections 6.3, 7.1 and 13.1, which shall not be affected by termination of this Agreement.


                          ARTICLE XIII
                         MISCELLANEOUS

      XIII.1 Expenses. Each party hereto shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees, disbursements and expenses of its legal counsel and auditors.

      XIII.2 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

      XIII.3 Publicity. No party hereto shall issue any press release or make any public statement, in either case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties hereto to the content and manner of presentation and publication thereof, which consent shall not be unreasonably withheld or delayed; provided, however, that the parties shall be entitled, following reasonable prior written notice to the other party, to issue such press releases and make such public statements as are, in the opinion of its legal counsel, required by applicable law.

      XIII.4 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto, which shall be given or withheld in such party's sole discretion, and the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties and their respective affiliates and the successors and assigns of the parties and their respective affiliates, any rights, remedies, obligations or liabilities under or by reason of such agreements.

      XIII.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

      XIII.6      Headings.   The headings of  the  sections  and
subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     XIII.7 Use of Certain Terms. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

      XIII.8 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by the parties hereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

      XIII.9 Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by
(a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to an officer or agent of such party, or (c) telecopying the same with electronic confirmation of receipt.

           (i)  If to Samaritan:   George A. Zara
                                   Senior Vice President, System Services
                                   Samaritan Health Systems
                                   1441 North 12th Street
                                   Third Floor
                                   Phoenix, Arizona  85006
                                   Telecopy No.: (602) 495-4559

                with copies to:    Lyle O. Reinsch, Esq.
                                   Samaritan Health System
                                   1441 North 12th Street
                                   Third Floor
                                   Phoenix, Arizona  85006
                                   Telecopy No.:(602) 495-4571

           (ii) If to the Company: Air Evac Services, Inc.
                                   Suite 400
                                   2121 Airline Highway
                                   Metairie, Louisiana  70004-0578
                                   Attention:  Carroll W. Suggs
                                   Telecopy No.: (504) 828-8333

                with copies to:    John H. Untereker
                                   Petroleum Helicopters, Inc.
                                   113 Borman Drive
                                   Lafayette, Louisiana  70509
                                   Telecopy No.:  (318) 235-1357


                with copies to:    Anthony J. Correro, III, Esq.
                                   Correro, Fishman, Haygood, Phelps,
                                   Weiss, Walmsley & Casteix, L.P.
                                   47th Floor
                                   201 St. Charles Avenue
                                   New Orleans, Louisiana  70170
                                   Telecopy No.:  (504) 586-5250

or at such other address or counsel as any party hereto shall specify pursuant to this Section 12.9 from time to time.

     XIII.10 Governing Law. This agreement shall be construed in accordance with the laws of the State of Louisiana (without giving effect to its choice of laws provisions).

      XIII.11 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

       XIII.12     Remedies  Cumulative.   No  right,  remedy  or
election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in counterparts all as of the date first above written.

                              SAMARITAN HEALTH SYSTEM


                              By:
                              Printed Name:
                              Title:


                              AIR EVAC SERVICES, INC.


                              By:
                                   Carroll W. Suggs
                                   Chairman of the Board and President